Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 15th day of February 2021, by and among Kingswood Global Sponsor LLC, HSQ Investments Ltd., Gary Wilder, Jonathan Massing, Michael Nessim, David Hudd and Howard Garland.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share of Kingswood Acquisition Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Kingswood Global Sponsor LLC

By:	/s/ Michael Nessim
Name:	Michael Nessim
Title:	Authorized Signatory

HSQ Investments Ltd.

By:	/s/ Howard Garland
Name:	Howard Garland
Title:	Authorized Signatory

/s/ Gary Wilder
Gary Wilder

/s/ Jonathan Massing
Jonathan Massing

/s/ Michael Nessim
Michael Nessim

/s/ David Hudd
David Hudd

/s/ Howard Garland
Howard Garland